                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
              EXCHANGE ACT OF 1934 (AMENDMENT NO. ___________)

Filed by the Registrant  /x/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        CHOICES ENTERTAINMENT CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------

         (2)  Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------

         (4)  Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------

         (5)  Total fee paid:

         ---------------------------------------------------------------------

/ /   Fee paid previously with preliminary materials.

/ /   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         ---------------------------------------------------------------------

         (2)  Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------

         (3)  Filing Party:

         ---------------------------------------------------------------------

         (4)  Date Filed:

         ---------------------------------------------------------------------

                       CHOICES ENTERTAINMENT CORPORATION

                 836 W. TRENTON AVENUE, MORRISVILLE, PA  19067

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON DECEMBER 20, 1996

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Choices Entertainment Corporation (the "Company") will be held on Friday, December 20, 1996, at 10:00 a.m., local time, at the Company's offices, at 836 W. Trenton Avenue, Morrisville, Pennsylvania, for consideration of and action by the holders of the Company's Common and Series C Preferred Stock upon the following matters:

    1. The election of a Board of three directors, with each director to serve until the next annual meeting of Shareholders or until the election and qualification of his respective successor;

    2. The ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for 1996;

    3. An amendment of the Company's Certificate of Incorporation to permit conversion of the Company's Series C Preferred Stock (the "Preferred Stock") without any further increase in the authorized shares of Common Stock and any reduction in the number of presently authorized shares of Preferred Stock; and

    4. The transaction of such other business as may properly come before the Annual Meeting and any adjournment thereof, and matters incident to the conduct of the Annual Meeting.

    The Board of Directors has fixed the close of business October 30, 1996, as the record date for the determination of holders of Common and Preferred Stock of the Company entitled to notice of, and to vote at, the Annual Meeting. The Company's Annual Report to Shareholders for the year ended December 31, 1995, accompanies this Notice and Proxy Statement.


    SHAREHOLDERS (WHETHER THEY OWN ONE OR MANY SHARES AND WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO VOTE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors



November 20, 1996                           Ronald W. Martignoni
                                            Chief Executive Officer

                       CHOICES ENTERTAINMENT CORPORATION

                 836 W. TRENTON AVENUE, MORRISVILLE, PA  19067


                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON DECEMBER 20, 1996


    This Proxy Statement is furnished and is first being mailed with the accompanying proxy on approximately November 20, 1996, to each shareholder of record of Choices Entertainment Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company, to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Friday, December 20, 1996, at 10:00 a.m., local time, at the Company's offices, at 836 W. Trenton Avenue, Morrisville, Pennsylvania, and at any adjournment thereof, for the purposes stated below.

    Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, a written revocation sent to the Secretary of the Company or attendance at the Meeting and voting in person. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (i) for the election of the directors proposed by the Board of Directors; (ii) for the ratification of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1996; (iii) for the proposal to amend the Company's Certificate of Incorporation; and (iv) in their discretion, on such other business as may properly come before the Meeting and matters incident to the conduct of the Meeting.

    The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company does not know, a reasonable time before the proxy solicitation, are to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders if such approval does not amount to ratification of the action taken at that meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve;
(iv) any proposal omitted from this Proxy Statement and proxy pursuant to Rule 14a-8 or Rule 14a-9 promulgated under the Securities Exchange Act of 1934; and
(v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named on the enclosed proxy card will vote in accordance with their best judgment.

    The costs of preparing, assembling, printing, mailing and soliciting proxies, and any additional material which the Company may furnish shareholders in connection with the Meeting, will be borne by the Company. In addition to the use of the mails, certain directors, officers and employees of the Company without additional compensation may solicit proxies personally, by telephone or by telecopier. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and upon request therefor, the Company will reimburse them for their reasonable forwarding expenses.

                           CERTAIN LEGAL PROCEEDINGS


    The Company has recently been involved in certain legal proceedings concerning control of the Company's Board of Directors. The following is a description of these proceedings and certain other material legal proceedings, which are pending, to which any director, officer or owner of more than five percent of the Company's Common and Preferred Stock (voting together) is a party adverse to the Company or has a material interest adverse to the Company.



    On July 26, 1996, the Company filed a lawsuit in the United States District Court for the District of Columbia (the "Washington Proceedings"), entitled CHOICES ENTERTAINMENT CORPORATION V. CARL SHAIFER ET AL., Civil Action No. 1:96-CV-01753, seeking declaratory and injunctive relief against the following group of shareholders: Carl Shaifer, Joseph DeSaye, Max Scheuerer, Maureen and Lawrence Feeney, William and Evelyn Goatley, P.L. Anderson, Jr., Harold E. Hamburg, David F. Beckman, Mark and Barbara Raifman and Frank Harvey (collectively, the "Shareholder Committee") for alleged violations of the federal securities laws. The Shareholder Committee had previously filed a Solicitation Statement (the "Solicitation Statement") with the Securities and Exchange Commission on June 28, 1996, in connection with the Shareholder Committee's solicitation of written consents from other shareholders for the purpose of removing and replacing the Board of Directors of the Company without the holding of a meeting. The Company believes that the Solicitation Statement contains material misleading statements and omissions of material facts, including the failure to disclose serious conflicts of interests of the Shareholder Committee and of certain of its director nominees to the Board, that the Shareholder Committee has failed to file a Schedule 13D in accordance with the requirements of the Securities Exchange Act of 1934, and that any consents obtained by the Shareholder Committee have been obtained in violation of the federal securities laws and are invalid.


    On July 29, 1996, the Shareholder Committee delivered written consents to the Company, which the Shareholder Committee asserted were sufficient to remove and replace the Company's present Board of Directors with the nominees of the Shareholder Committee without the holding of a meeting, and such nominees attempted to assert control and to terminate the employment of existing management. The Company did not recognize the action purported to have been taken by the Shareholder Committee, having concluded that the Shareholder Committee had not delivered sufficient consents to remove and replace the Company's present Board and, in any event, that such consents were otherwise invalid as having been obtained in violation of the federal securities laws.

    On August 2, 1996, a lawsuit was filed in the Court of Common Pleas of Bucks County, Pennsylvania, against the existing Directors of the Company by the director nominees to the Board of the Shareholder Committee, Carl Shaifer, Joseph DeSaye and Max Scheuerer, as well as on behalf of the Company, entitled CHOICES ENTERTAINMENT CORPORATION ET AL., V. RONALD W. MARTIGNONI ET AL., No. 96005737-18-5. The lawsuit requested that the Court grant a preliminary injunction requiring that the defendants cease acting as corporate officers or directors and otherwise relinquish control of the Company. On August 9, 1996, the lawsuit was discontinued by plaintiffs.

    On August 16, 1996, the Shareholder Committee's nominees, Carl Shaifer, Joseph DeSaye and Max Scheuerer, filed a lawsuit in the Delaware Court of Chancery for New Castle County (the "Delaware Proceedings"), C.A. No. 15170, entitled CARL SHAIFER, ET AL. V. RONALD W. MARTIGNONI, ET AL., against the Company and the existing Board of Directors, seeking: (i) a declaration that the present Board had been duly and validly removed and that plaintiffs were validly elected as the Company's Board, (ii) an order directing the holding of an annual meeting of shareholders on a date, to be fixed by the Court, not more than 30 days from August 16, 1996 (the date of the filing of the complaint),
(iii) costs and expenses, including attorneys fees, and (iv) such other relief as the Court deems just and proper.


    On September 4, 1996, after two summary hearings, and prior to the filing of an answer by defendants in the Delaware Proceedings, the Delaware Court of Chancery, without ruling on the merits, ordered, INTER ALIA: (i) that the annual meeting of shareholders be held on December 20, 1996, as previously announced by the Company, (ii) that the present Board, consisting of Ronald W. Martignoni, John A. Boylan and Fred E. Portner, shall constitute the Company's board of directors, until the earlier of the election of directors at the meeting or the resolution of plaintiffs claims in the lawsuit, and that Joseph DeSaye, except with respect to certain matters, be permitted to attend Board meetings, and (iii) that, until the earlier of the election of directors at the meeting or the resolution of plaintiffs claim in the lawsuit, the Company will not issue any voting securities in certain specified transactions except upon Court order and that the Company will not, except upon five business days notice, take any "action out of the ordinary course," as defined in the order. The order also provides that the restrictions contained therein may be waived by written agreement of the parties and that the order may be modified by the Court. On September 6, 1996, defendants filed an answer to the complaint in the Delaware Proceedings, denying plaintiffs' allegations with regard to all claims.

    On September 12, 1996, counsel for the Company and the Shareholder Committee notified the Court in the Washington Proceedings that they were engaged in settlement discussions and requested postponement of the hearing previously scheduled for September 13, 1996, which postponement was granted.


    On September 18, 1996, a lawsuit was filed against the Company in the Court of Common Pleas of Bucks County, Pennsylvania, captioned MAX SCHEUERER V. CHOICES ENTERTAINMENT CORPORATION, Civil Action No. 96006871, in which plaintiff, a member of the Shareholder Committee, is seeking a judgment in the amount of $146,298 (plus future interest, costs and any other appropriate damages), which amount allegedly represents $120,000 of principal and $26,298.35 of interest owed by the Company to plaintiff under two 10% promissory notes. For further information, see CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.


                        VOTING SECURITIES OF THE COMPANY

    Only shareholders of record at the close of business on October 30, 1996, are entitled to notice of, and to vote at, the Meeting. On that date, the outstanding voting securities of the Company consisted of 22,004,395 shares of Common Stock, and 37.4 shares of Series C Preferred Stock (the "Preferred Stock"). Each share of Common Stock is entitled to one vote on all matters presented to the Meeting with no right to vote cumulatively. Each share of Preferred Stock is entitled to vote on all matters submitted to a vote of the Company's shareholders together with the Common Stock and not as a separate class, unless otherwise required by law, with each share of Preferred Stock entitled to 40,000 votes. In voting together with the Common Stock, the outstanding Preferred Stock has 1,496,000 votes. The combined number of votes attributable to the outstanding shares of the Company's Common Stock and Preferred Stock, at October 30, 1996, is 23,500,395.


    In compliance with the order entered by the Chancery Court in the Delaware Proceedings and pursuant to 8 DEL. C. Section 211, the shares of stock represented at the Meeting, either in person or by proxy, and entitled to vote at the Meeting, shall constitute a quorum, notwithstanding any provision of the Company's Certificate of Incorporation or By-laws to the contrary.

    A shareholder may withhold voting for any or all nominees for the Board of Directors or abstain from voting for any proposal if the shareholder chooses to do so. With respect to the election of Directors, votes that are withheld will be excluded entirely from the vote and will have no affect. With respect to matters submitted to the shareholders, other than the election of Directors, abstentions will not be counted as votes for or against and will, therefore, have the same affect as a vote against. Broker non-votes will have no affect on the outcome of voting. The votes required with respect to the election of Directors and the proposal to amend the Company's Certificate of Incorporation are set forth in the discussion of each item herein.

       SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding ownership of the Company's Common Stock and Preferred Stock, as of October 30, 1996, by: (i) each person who is known by the Company to own beneficially more than five percent of the combined number of votes attributable to all shares of Common and Preferred Stock outstanding on that date, (ii) each director and nominee for director who beneficially owns shares of Common or Preferred Stock, (iii) each Named Executive Officer (as defined under EXECUTIVE COMPENSATION) who beneficially owns shares of Common or Preferred Stock and (iv) all executive officers and Directors as a group.



                                                                                                  NO. OF VOTES ATTRIBUTABLE TO
                           NO. OF SHARES OF COMMON STOCK   NO. OF SHARES OF PREFERRED STOCK     COMMON STOCK AND PREFERRED STOCK
     NAME AND ADDRESS      BENEFICIALLY OWNED, INCLUDING   BENEFICIALLY OWNED, INCLUDING               BENEFICIALLY OWNED,
     OF BENEFICIAL OWNER        PERCENTAGE OWNED(1)             PERCENTAGE OWNED(1)                  INCLUDING PERCENTAGE(1)
     -------------------   -----------------------------   --------------------------------   -----------------------------------
Attel & Cie, S.A.               2,601,112   (11.8%)                      --                          2,601,112    (11.1%)
Via Nassa 58
6901 Lugano, Switzerland

John Maioriello                 1,826,000   (7.8%)(2)                    --                          1,826,00     (7.3%)
3416 The Strand
Manhattan Beach, CA  90266

John A. Boylan                  1,442,000   (6.2%)(3)                    --                          1,442,000    (5.8%)
509 Kinsale Road
Timonium, MD  21093

Ronald W. Martignoni            1,425,000   (6.1%)(4)                    --                          1,425,000    (5.7%)
6 Chadwick Court
Voorhees, NJ  08043

Joseph DeSaye                   26,000      *                            --                          26,000       *
800 Federal Boulevard
Carteret, NJ  07008

Ralph V. Esposito               386,814     (1.8%)(5)                    --                          386,814      (1.7%)
854 Beckman Drive
No. Bellmore, NY  11710



                                                                                                  NO. OF VOTES ATTRIBUTABLE TO
                           NO. OF SHARES OF COMMON STOCK   NO. OF SHARES OF PREFERRED STOCK     COMMON STOCK AND PREFERRED STOCK
     NAME AND ADDRESS      BENEFICIALLY OWNED, INCLUDING   BENEFICIALLY OWNED, INCLUDING               BENEFICIALLY OWNED,
     OF BENEFICIAL OWNER        PERCENTAGE OWNED(1)             PERCENTAGE OWNED(1)                  INCLUDING PERCENTAGE(1)
     -------------------   -----------------------------   --------------------------------   -----------------------------------
Fred E. Portner                 190,000     *(6)                         --                          190,000       *
121 Montgomery Place
Alexandria, VA  22314

Shareholder Committee           2,840,000   (12.9%)(7)(8)       37.4     (90.7%)(7)(9)             4,334,500       (18.3%)(7)(9)

All executive officers and      3,332,000   (13.2%)(10)                  --                        3,332,000       (12.5%)
Directors as a Group (four
persons)



------------------
*  Less than 1%.

    (1) Beneficial Ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock or Preferred Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as may be indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common and Preferred Stock shown as beneficially owned by them.

    (2) Includes 1,500,000 shares of Common Stock issuable upon exercise of fully-vested nonqualified stock options. See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    (3) Includes 1,000,000 shares of Common Stock issuable upon exercise of fully-vested 1991 Management Options and 375,000 shares of Common Stock issuable upon exercise of fully-vested 1994 Management Options.

    (4) Includes 1,050,000 shares of Common Stock issuable upon exercise of fully-vested 1991 Management Options and 375,000 shares of Common Stock issuable upon exercise of fully-vested 1994 Management Options.

    (5) Represents shares held by Mr. Esposito's wife, Madeline Esposito, as to which Mr. Esposito disclaims beneficial ownership.

    (6) Represents 100,000 shares of Common Stock issuable upon exercise of fully-vested nonqualified stock options and 90,000 shares of Common Stock issuable upon exercise of fully-vested 1994 Management Options.

    (7) The Shareholder Committee may be deemed to constitute a group under the rules of the Securities and Exchange Commission. The following table sets forth the number of shares of the Company's Common and Preferred Stock owned beneficially by the members of the Shareholder Committee, as well as the percentage of outstanding Preferred Stock owned by each, and together as a group, on October 30, 1996:

NAME                              COMMON STOCK     PREFERRED STOCK
----                              ------------     ---------------

Carl Shaifer
8515 Seminole Avenue
Philadelphia, PA  19118               565,000       14.1  (36.3%)

Joseph DeSaye                          26,000            --

Max Scheuerer                         312,000            --

Maureen and Lawrence Feeney           200,000            --

William and Evelyn Goatley
5925 Oakland Valley Drive
Rochester, MI  48306                  134,600        9.2  (24.0%)

P.L. Anderson, Jr.
115 Watson Street
Danville, VA  24543                   601,000        1.8  (4.9%)

Harold E. Hamburg
4122 Shelbyville Road
Louisville, KY  40207                  70,000        3.7  (9.7%)

David F. Beckman                      272,600            --

Mark and Barbara Raifman
862 Woodmere Place
Woodmere, NY  11598                   514,000        6.1  (16.1%)

Frank Harvey
619 Hallie Drive
Houston, TX  77024                    145,000        2.5  (6.5%)
                                    ---------       ----
            Total                   2,840,200       37.4  (90.7%)
                                    ---------       ----
                                    ---------       ----

The foregoing table does not include shares of Common Stock obtainable upon conversion of Preferred Stock, but does include 3.8 shares of Preferred Stock obtainable upon exercise of warrants, as follows: Carl Shaifer, 1.4 shares; William and Evelyn Goatley, 0.9 shares; P.L. Anderson, Jr., 0.3 shares; Harold Hamburg, 0.4 shares; Mark and Barbara Raifman, 0.6 shares and Frank Harvey, 0.3 shares. In addition, on October 30, 1996, Gail A. Ramey, 115 Watson Street, Danville, VA 24543, owned beneficially 2.5 shares of Preferred Stock, which includes 0.3 shares obtainable upon exercise of warrants, or 6.5% of the Preferred Stock outstanding on that date. Ms. Ramey, together with the holders of Preferred Stock set forth in the foregoing table, represent all persons known to the Company who own beneficially more than five percent of the Preferred Stock on October 30, 1996. See also CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    (8) Does not include shares of Common Stock obtainable upon conversion of Preferred Stock.

    (9) Includes 3.8 shares of Preferred Stock obtainable upon exercise of warrants.

    (10) Includes 2,250,000 shares of Common Stock issuable upon exercise of fully-vested 1991 Management Options, 100,000 shares of Common Stock issuable upon exercise of fully-vested nonqualified options, and 915,000 shares of Common Stock issuable upon exercise of fully-vested 1994 Management Options.

                       NOMINATION AND ELECTION OF DIRECTORS

    At the Meeting, three directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Directors shall be elected by a plurality of the combined number of votes attributable to the outstanding shares of the Company's Common and Preferred Stock which are cast at the Meeting. It is the intention of the persons named in the proxy, unless otherwise directed, to vote all proxies in favor of the election to the Board of Directors of the nominees listed below. The Board has no reason to believe that any of the nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or unwilling to serve, the persons named in the proxy will use their best judgment in selecting and voting for a substitute candidate or the Directors may reduce the size of the Board.

DIRECTOR NOMINEES


    The Board of Directors has unanimously nominated Joseph DeSaye, Ralph V. Esposito and Ronald W. Martignoni for election as directors at the Meeting.
This slate of nominees, if elected, would effect a change in control of the Board of Directors as a result of the resignation, effective upon the holding of the Meeting, of John A. Boylan and Fred E. Portner, two of the existing Board's three Directors. The nomination of the new slate includes the nomination of two new Directors, in addition to Mr. Martignoni, of which one nominee, Joseph DeSaye, is a member of the Shareholder Committee. The nomination of the new slate was made independently by the existing Board and not pursuant to the order entered by the Chancery Court in the Delaware Proceedings.



    Mr. Boylan's resignation is pursuant to certain severance arrangements that are more fully described below, which include the termination of options held by him to purchase 291,667 shares of Common Stock. For further information concerning Mr. Boylan's severance arrangements, see EXECUTIVE COMPENSATION. Mr. Portner's resignation is not subject to any separate terms or arrangements. In connection with this Meeting, Mr. Martignoni has irrevocably agreed to the cancellation of options to purchase 366,667 shares of Common Stock at an exercise price of $1.25 per share. Upon their election, the Company intends to award stock options to purchase 200,000 shares of Common Stock to each of Messrs. DeSaye and Esposito, who have agreed to be nominated and to serve subject only to the Company obtaining directors and officers insurance. The Company has applied for and been issued such insurance, but may be unable, because of its severely distressed financial condition, to pay premiums on an ongoing basis, in which event such insurance would lapse.

  The following table sets forth certain information concerning the nominees:


                                                                 YEAR FIRST
                                                  YEAR FIRST     BECAME AN
                                                   BECAME A      EXECUTIVE
    NAME             AGE        POSITION           DIRECTOR       OFFICER
    ----             ---        --------          ----------     ----------

Joseph DeSaye........ 36     Nominee for Director     --             --

Ralph V. Esposito.... 41     Nominee for Director     --             --

Ronald W. Martignoni. 41     President, Chief        1992           1988
                             Executive Officer,
                             and Nominee for
                             Director



    Joseph DeSaye has been Vice President of Operations and a director of Fashion Marketing Inc. ("FMI"), Carteret, New Jersey, since 1981. FMI is a sales, marketing and management company which serves international ocean and air freight forwarders and provides management services for affiliated warehousing, distribution and trucking companies. Mr. DeSaye serves on the board of directors of certain affiliated companies: F.M.I. Trucking Inc. (since 1987), a local import and domestic transportation company serving Pennsylvania, New Jersey and Delaware; F.M.I. Express Corp. (since 1987), a line haul trucking company serving the Eastern Seaboard as well as the Southern tier states to California; and FMI International Corp. (since 1996), a warehousing and distribution company formed subsequent to the dissolution of a jointly held affiliate, DSL Atlantic Inc.


    Ralph V. Esposito is the Chief Financial Officer and Treasurer of Gilman & Ciocia, Inc., a financial services company which provides a wide range of financial services, including preparation of tax returns, acting as an insurance agent and mortgage broker and, through a subsidiary, JT Securities, Inc., providing securities broker/dealer and investment advisory services. Mr. Esposito has served as Chief Financial Officer of Gilman & Ciocia, Inc. since April 1994 and from September 1992 through December 1993. During the interim period, from January 1994 through March 1994, Mr. Esposito was Chief Financial Officer of Multiva Securities, a registered securities broker/dealer. Prior to joining Gilman & Ciocia, Inc. in 1992, Mr. Esposito was Vice President of Finance at Gabelli & Company, Inc., a registered securities broker/dealer.

    Ronald W. Martignoni has been President and Chief Executive Officer of the Company since October 1995. Mr. Martignoni was elected to the Company's Board of Directors in April 1992 and served as Vice Chairman -- Finance from April 1992 until October 1995. Mr. Martignoni joined the Company as its Vice President -- Finance and Administration in July 1988 and was elected to the positions of Senior Vice President -- Finance, Chief Financial Officer and Treasurer in November 1988, in which positions he served until October 1995. Mr. Martignoni has also served as Assistant Secretary since November 1988.

    The following table sets forth certain information concerning members of the present Board of Directors who have resigned effective upon the holding of this Meeting:


                                                                 YEAR FIRST
                                                     YEAR FIRST   BECAME AN
                                                      BECAME A    EXECUTIVE
    NAME             AGE        POSITION              DIRECTOR     OFFICER
    ----             ---        --------             ----------  ----------

John A. Boylan....... 53  Chairman of the Board and     1988        1987
                          Director

Fred E. Portner...... 52  Director                      1988         --


    John A. Boylan was elected Chairman of the Board, President, and Chief Executive Officer in April 1992. He resigned as Chairman in November 1994, while continuing as a Director, and was reelected as Chairman in September 1995. He resigned as President and Chief Executive Officer in October 1995. Mr. Boylan initially joined the Company as its Senior Vice President -- Franchise Development in November 1987, in which position he served until June 1990, and was elected a Director in November 1988. From June 1990 until April 1992, Mr. Boylan served as the Company's Senior Vice President -- Business Development.

    Fred E. Portner has served as a Director since July 1988. Since January 1992, Mr. Portner has served as President of Portner Consulting Services, a mortgage banking consulting company, wholly-owned by Mr. Portner. Mr. Portner also served as Executive Vice President and Chief Financial Officer of M.D.S. Bankmark Company, a residential mortgage company, from September 1993 to January 1996. From June 1990 to December 1991, Mr. Portner served as Executive Vice President of Directors Mortgage Loan Corporation, a California mortgage banking company.

    Directors of the Company hold their offices until the next annual meeting of the Company's shareholders, until their successors have been duly elected and qualified or until their earlier resignation, removal from office or death.

BOARD MEETINGS

    The Company does not have standing audit, nominating or compensation committees of the Board of Directors, or committees performing similar functions. During 1995, the Board of Directors held 15 meetings.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. DESAYE, ESPOSITO AND MARTIGNONI.

                              EXECUTIVE OFFICERS

    In addition to those directors listed above who are executive officers of the Company in the positions indicated, the following person is also an executive officer of the Company:


                                                     YEAR FIRST
                                                     BECAME AN
                                                     EXECUTIVE
    NAME             AGE        POSITION              OFFICER
    ----             ---        --------             ----------

Lorraine E. Cannon... 45  Chief Financial Officer,      1989
                          Treasurer and Secretary

    Lorraine E. Cannon has been Chief Financial Officer and Treasurer since October 1995. Ms. Cannon joined the Company as its Controller in January 1989 and was elected to the position of Secretary in August 1989.

    Officers of the Company serve at the pleasure of the Board of Directors and until the first meeting of the Board of Directors following the next annual meeting of the Company's shareholders and until their successors have been chosen and qualified or until their earlier resignation, removal from office or death.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Mr. Portner inadvertently failed to file a Form 5 for 1994, as required by
Section 16(a) of the Securities Exchange Act of 1934, with respect to the expiration of an option in accordance with its terms during 1994, and inadvertently failed to file a Form 4, as required by the Exchange Act, with respect to the grant of an option in 1995. Both the expiration and grant were subsequently reported by Mr. Portner in a late Form 5 filed in April 1996.

                            EXECUTIVE COMPENSATION

    The following table sets forth certain information relating to the compensation awarded to, earned by or paid to the Chief Executive Officer and the Company's other executive officers whose total annual salary and bonus exceeded $100,000 during 1995 (the "Named Executive Officers") for services in all capacities during 1995, 1994 and 1993.

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                          COMPENSATION
                               ANNUAL COMPENSATION           AWARDS
                          ------------------------------  ------------

                                                           SECURITIES
                                            OTHER ANNUAL   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL                          COMPENSATION     OPTIONS     COMPENSATION
POSITION                  YEAR   SALARY($)      ($)            (#)          ($)(3)
------------------        ----   ---------  ------------   ------------  ------------
John A. Boylan(1)         1995   $ 130,000                     -0-         $ 1,030
Chairman of the Board     1994     130,000                   375,000         1,030
                          1993     125,000   $ 12,587(2)       -0-           1,030

Ronald W. Martignoni      1995     115,914                     -0-             529
President and Chief       1994     116,346                   375,000           529
Executive Officer         1993     120,192                     -0-             569

----------------

(1) Mr. Boylan served as President and Chief Executive Officer until October
1995.

(2) Includes automobile benefits of $10,315.

(3) Includes term life insurance premiums paid by the Company.


    In April 1992, the Company entered into severance agreements with three officers, including Messrs. Boylan and Martignoni, which provide, under certain circumstances, that the Company will pay these officers upon their severance an amount equal to one full year's base salary in the event that their affiliation with the Company ceases within either one or two years (depending upon the circumstances) following a "change in control" of the Corporation, as that term is defined under the Company's Stock Option and Appreciation Rights Plan of 1987. In November 1993, the Board of Directors adopted amendments to the severance agreements for Messrs. Boylan and Martignoni, who are also directors of the Company. The amendments principally increase the amount to be paid on severance from one full year's base salary to two full years' base salary, as well as contain certain other provisions, including a provision for the continued registration of option stock following termination of their affiliation with the Company.



    On August 15, 1996, the Company entered into an agreement with Mr. Boylan, pursuant to which he resigned from employment and from all positions with the Company, while remaining a director and Chairman of the Board until this Meeting, released the Company from all obligations and liabilities, including any obligations under the severance agreement between him and the Company referred to above, and agreed to the cancellation of fully-vested options to purchase 291,667 shares of Common Stock at an exercise price of $1.25 per share, and the Company entered into an eleven-month consulting agreement with Mr. Boylan, under which he receives $3,500 on a bi-weekly basis, has use of a car, already under lease by the Company, and receives health insurance benefits for a period of one year.


STOCK OPTIONS HELD AT FISCAL YEAR-END

    The following table sets forth the aggregate options to purchase shares of Common Stock of the Company held by the Named Executive Officers at December 31, 1995. No options were exercised during the year ended December 31, 1995 by any of the Named Executive Officers, and there were no in-the-money unexercised options held by any of the Named Executive Officers at December 31, 1995.


                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED
                                 OPTIONS HELD AT
                              DECEMBER 31, 1995(#)(1)
                             --------------------------

NAME                         EXERCISABLE  UNEXERCISABLE
----                         -----------  -------------

John A. Boylan                1,666,667       -0-

Ronald W. Martignoni          1,791,667       -0-

----------------

(1) Following cancellation of certain existing options (see NOMINATION AND ELECTION OF DIRECTORS), at October 30, 1996, Messrs. Boylan and Martignoni held options to purchase 1,375,000 and 1,425,000 shares of Common Stock, respectively.



COMPENSATION OF DIRECTORS

    The Company currently has no standard arrangements pursuant to which non-employee Directors are compensated for services provided as Directors.

    On September 27, 1995, Mr. Portner, a non-employee Director, was granted a nonqualified option to purchase 100,000 shares of the Company's Common Stock, exercisable on or after September 27, 1996, at an exercise price of $0.17 per share, the price of the Company's Common Stock on the date of grant, which option expires on September 27, 2000.

                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    John E. Maioriello, Chairman of the Board and a principal stockholder of JD Store Equipment, Inc. ("JD"), is deemed under rules of the Securities and Exchange Commission to be the beneficial owner of more than five percent of the Company's Common and Preferred Stock voting together. See SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    On November 4, 1994, the Company and JD entered into a letter of intent
(the "JD Letter of Intent"), providing for a merger of the Company and JD (the "JD Merger"). In connection with the JD Letter of Intent, JD paid $100,000 to the Company, paid an additional $100,000 to the Company to secure the right of the Company to negotiate the acquisition of another company and arranged for the issuance on its credit of a $100,000 letter of credit to a vendor of the Company, which letter of credit expired in accordance with its terms on April 15, 1995. Upon expiration of the letter of credit, Mr. Maioriello personally guaranteed a line of credit provided by said vendor to the Company in an amount of approximately $250,000.

    In accordance with the JD Letter of Intent and in contemplation of the JD Merger, John Maioriello was appointed Chairman of the Board of the Company. In connection with his appointment, on November 29, 1994, Mr. Maioriello was granted an option to purchase 1,500,000 shares of the Company's Common Stock at an exercise price of $0.75 per share (the fair market value on the date of grant), which option is fully vested. Also in contemplation of the JD Merger, the Company and JD incurred certain costs in connection with the Company's plans to acquire certain retail video store chains.

    In connection with the JD Letter of Intent, the Company and JD also reached an agreement for the payment of finder's fees, in the event the JD Merger was not consummated, with respect to any completed merger or acquisition which Mr. Maioriello was responsible for having introduced to the Company from the date of the JD Letter of Intent until such time as it was publicly announced that the JD Merger would not be consummated (September 11, 1995). Any finder's fees paid are to consist of warrants to purchase shares of the Company's Common Stock in an amount based upon 10% of the consideration issued or paid by the Company in said merger or acquisition. The exercise price of the warrants is to be at a 20% discount to the bid price of the Company's Common Stock, generally calculated on the date of the letter of intent for said merger or acquisition. The warrants are to have a five-year term and are to include piggy-back registration rights.

    The Company and JD entered into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), dated as of

July 19, 1995, as amended, which provided, INTER ALIA, for the JD Merger, through the merger of a newly formed California corporation, formed as a wholly-owned subsidiary of the Company, with and into JD, as a result of which, JD, as the surviving corporation in the merger, would become a wholly-owned subsidiary of the Company. On September 8, 1996, JD notified the Company that it was terminating the Merger Agreement in accordance with its terms and, in connection therewith, Mr. Maioriello resigned as Chairman of the Board of the Company.


    Previously, on December 6, 1994, JD agreed that, in the event the JD Merger was not consummated, JD would pay to the Company all legal fees billed to the Company by the law firm retained in connection with the Company's acquisition program. That law firm resigned as counsel to the Company shortly after JD notified the Company that it was terminating the Merger Agreement and, in accordance with its agreement with JD, the Company has made a demand for payment upon JD for all fees and disbursements in the amount of $793,281 billed to it by the law firm, of which $439,482 has to date been paid by the Company.



    The Company, in connection with a private offering of units of preferred stock, which terminated in September 1995, issued a total of: (1) 34 shares of the Company's Preferred Stock, convertible (subject to shareholder approval) into 1,360,000 shares of common stock, (ii) 5% unsecured promissory notes in the aggregate principal amount of $680,000 due in September 1997, with interest payable annually in cash or, at the election of the Company, in shares of Preferred Stock (valued at $.25 per share), and with principal and any accrued but unpaid interest convertible into Preferred Stock (valued at $.25 per share) as the sole remedy of the holder in the event the Company defaults in the payment of principal or is otherwise in default, and (iii) three-year warrants to purchase 10.2 shares of Preferred Stock at an exercise price of $10,000 per share, convertible (subject to shareholder approval) into a total of 408,000 shares of common stock. Certain of the members of the Shareholder Committee, Carl Shaifer, William and Evelyn Goatley, P.L. Anderson, Jr., Harold E. Hamburg, Mark and Barbara Raifman and Frank Harvey, purchased in the private placement a total of 30.5 shares of Preferred Stock, 5% unsecured promissory notes in the aggregate principal amount of $610,000, and three-year warrants to purchase 3.8 shares of Preferred Stock. See SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.



    On July 12, 1994, Max Scheuerer, a member of the Shareholder Committee, loaned the Company $50,000, and on December 7, 1994, loaned the Company $100,000, which loans are evidenced by two 10% promissory notes. The aggregate principal amount owing on the promissory notes was reduced to $120,000 from $150,000 as a result of a $30,000 payment by the Company on November 30, 1995, in response to a lawsuit filed by Mr. Scheuerer seeking collection of said notes. In connection with such payment, Mr. Scheuerer discontinued the lawsuit without prejudice and agreed not to reinstate it for any remaining balance owing on the notes prior to March 15, 1996. Since that time, the Company has made payments to Mr. Scheuerer totaling $6,988.74. On September 18, 1996, Mr. Scheuerer filed a new lawsuit against the Company in the Court of Common Pleas of Bucks County, Pennsylvania, captioned MAX SCHEUERER V. CHOICES ENTERTAINMENT CORPORATION, Civil Action No. 96006871, in which Mr. Scheuerer is seeking a judgment in the amount of $146,298 (plus future interest, costs and any other appropriate damages), which amount allegedly represents $120,000 of principal and $26,298.35 of interest then owed by the Company to Mr. Scheuerer under the two 10% promissory notes.


                          RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS


    The Board of Directors has appointed the Company's present independent auditors, KPMG Peat Marwick LLP, as the Company's independent auditors for the fiscal year ending December 31, 1996. This appointment will be submitted to the shareholders for ratification at the Meeting.



    The submission of the appointment of KPMG Peat Marwick LLP for ratification by the shareholders is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors.


    Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION

    The Company's Certificate of Incorporation currently authorizes the issuance of 5,000 shares of preferred stock, $0.01 par value, which may be issued from time to time in one or more series by the Company's Board of Directors without shareholder approval. The Company's Board of Directors may also fix for any series the dividend rate, redemption price, liquidation or dissolution preferences, conversion rights, voting rights and other preferences and privileges.

    The Board of Directors has previously approved for issuance up to 500 shares of its presently authorized preferred stock, which has been designated "Series C Preferred Stock," of which 37.4 shares are presently outstanding. Under the terms of the Preferred Stock, each share will become convertible, at the option of the holder thereof, into 40,000 shares of the Company's common stock, subject to adjustment, only after receipt of approval by the Company's shareholders of an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock (as provided by the terms of the Preferred Stock). At the time of the issuance of the outstanding Preferred Stock, the Company stated that it was its intention to schedule a meeting of shareholders to vote upon such an increase in the number of authorized shares of the Company's Common Stock.

    In relevant part, the terms of the Preferred Stock (Amendment No. 1 to Certificate of Designations of Series C Preferred Stock) presently provide, with respect to conversion, as follows:

         3. CONVERSION. The Series C Preferred Stock shall not be convertible when issued, but shall automatically become convertible into shares of Common Stock (at the rate of 40,000 shares of Common Stock for every one share of Series C Preferred Stock (the "Conversion Rate")) upon the filing of an amendment to the Corporation's Certificate of Incorporation (the "Amendment") which increases the number of authorized shares of Common Stock by a number equal to or greater than the sum of (i) 40,000 multiplied by the number of then outstanding shares of Series C Preferred Stock, plus (ii) that number of additional shares of Common Stock, if any, needed to be reserved for issuance upon the conversion or exercise of all other then outstanding convertible or exercisable securities of the Corporation. Upon filing of the Amendment, the number of shares approved for issuance as Series C Preferred Stock shall automatically be decreased from 500 to a number equaling the number of then outstanding shares of Series C Preferred Stock (thus preventing the issuance of any additional shares of Series C Preferred Stock). The following provisions shall apply after the Series C Preferred Stock becomes convertible:

              [Provisions relating to conversion then follow]

    At the time of the designation of the Preferred Stock, its conversion was made contingent upon shareholder approval of an amendment of the Certificate of Incorporation (increasing the authorized common stock), because it was contemplated, at that time, that the Company would be issuing Preferred Stock in such amounts, in connection with its acquisition program, that it would not have sufficient shares of Common Stock authorized for issuance upon conversion. However, because of the discontinuance of its acquisition program, the Company has in excess of 13 million shares of Common Stock authorized which are neither outstanding nor reserved for issuance upon the conversion or exercise of convertible or exercisable securities. For this reason, the Board believes that there is no longer any basis for making conversion subject to increasing the authorized Common Stock or in authorizing additional Common
Stock to permit such conversion, and has recommended that the Preferred Stock be amended to delete this provision.

    The terms of the Preferred Stock, stated in relevant part above, also provide, upon the filing of an amendment to the Certificate of Incorporation, described therein, increasing the authorized Common Stock, that the number of shares of Series C Preferred Stock would automatically be decreased from 500 to a number equaling the number of then outstanding shares of Preferred Stock. The Board believes that this provision should be deleted because there are presently outstanding convertible and exercisable securities which may be converted into or exercised to acquire shares of Preferred Stock, which securities themselves contain anti-dilution provisions. It is therefore not possible at this time to determine how many shares of Preferred Stock will become outstanding or even the maximum number that may become outstanding for purposes of effecting any reduction in the number of authorized shares of Preferred Stock. The Board does not intend or view deletion of this provision as an anti-takeover measure, and has no present plans calling for issuance of any additional shares of Series C Preferred Stock other than pursuant to the terms of currently outstanding convertible and exercisable securities.

    For the reasons set forth above, and in order to facilitate and permit conversion of the Preferred Stock, the Board has approved an amendment to the Company's Certificate of Incorporation to permit conversion of Preferred Stock without any increase in authorized Common Stock, and with no reduction in the authorized shares of Preferred Stock from 500 to that number presently outstanding, and has recommended its approval by the stockholders.

    The amendment, as proposed, amends and restates the terms of the Preferred Stock, stated in relevant part above, to read in their entirety as follows:

         3. CONVERSION. The Series C Preferred Stock is convertible into shares of Common Stock at the rate of 40,000 shares of Common Stock for every one share of Series C Preferred Stock (the "Conversion Rate"). The following provisions shall apply with respect to conversion:

    [Provisions relating to conversion then follow: no change other than conforming changes]

    The affirmative vote of the holders of at least a majority of the combined number of votes attributable to the outstanding shares of the Company's Common Stock and Preferred Stock entitled to vote thereon is required for adoption of the proposed amendment. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADOPTION OF THE PROPOSED AMENDMENT.

                                 OTHER MATTERS

    No other matters requiring a vote of the shareholders are expected to come before the Meeting. However, if other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

                            EXPENSES OF SOLICITATION

    The solicitation of proxies being on behalf of the Board of Directors, all expenses in connection therewith will be paid by the Company. Request will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material at the expense of the Company to the beneficial owners of stock held of record by such persons.

                             SHAREHOLDER PROPOSALS

    Proposals by shareholders intended to be presented at the next Annual Meeting of Shareholders of the Company must be received by the Company at its executive offices at 836 W. Trenton Avenue, Morrisville, PA 19067, on or before July 23, 1997, to be included in the Company's proxy statement and form of proxy for the 1997 annual meeting.

                              ----------------------

    THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT
FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995. REQUESTS SHOULD BE DIRECTED TO LORRAINE E. CANNON, CHIEF FINANCIAL OFFICER, CHOICES ENTERTAINMENT CORPORATION, 836 W. TRENTON AVENUE, MORRISVILLE, PENNSYLVANIA 19067.

                                            By Order of the Board of Directors



November 20, 1996                           Ronald W. Martignoni
                                            Chief Executive Officer

(FRONT SIDE OF PROXY CARD)

                        CHOICES ENTERTAINMENT CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                ANNUAL MEETING OF SHAREHOLDERS - DECEMBER 20, 1996

    The undersigned shareholder of CHOICES ENTERTAINMENT CORPORATION (the "Company"), revoking all previous proxies, hereby appoints Lorraine E. Cannon and Bonnie J. Neil, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Company's offices, at 836 W. Trenton Avenue, Morrisville, Pennsylvania on December 20, 1996, at 10:00 a.m., and at any adjournment thereof; provided that said proxies are authorized and directed to vote as indicated with respect to the following matters:


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(BACK SIDE OF PROXY CARD)

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE



                 FOR ALL NOMINEES     WITHHOLD
                    (EXCEPT AS       AUTHORITY
                  MARKED TO THE   TO VOTE FOR ALL
                 CONTRARY BELOW)     NOMINEES
1.  ELECTION OF  [     ]             [     ]       NOMINEES: Joseph DeSaye
    DIRECTORS                                                Ralph V. Esposito
                                                             Ronald Martignoni



TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE(S), WRITE NAME(S) ON LINE BELOW:

-----------------------------------------------------------

2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

    FOR             AGAINST            ABSTAIN
         [     ]             [     ]            [     ]

3.  PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION.

    FOR             AGAINST            ABSTAIN
         [     ]             [     ]            [     ]

4.  OTHER MATTERS.

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED HEREBY WILL BE VOTED "FOR" ELECTION OF NOMINEES FOR DIRECTORS LISTED AT LEFT HEREOF, "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP, AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1996 AND "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO THE PROXY HOLDERS NAMED WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


-------------------------------------       --------------
SIGNATURE OF SHAREHOLDER                    DATE



--------------------------------------      --------------
SIGNATURE OF SHAREHOLDER                    DATE

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.